Exhibit 10.3

UNITED FIRE & CASUALTY COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

This United Fire & Casualty Company Nonqualified Deferred Compensation Plan (the Plan) is adopted by United Fire & Casualty Company (the Employer) for certain of its executive employees, and amends and restates, subject to the provisions in the following paragraph, the United Fire & Casualty Company Executive Supplemental Retirement and Deferred Compensation Plan previously adopted by the Employer effective January 1, 1995, as amended ("Previous Plan"). This amended and restated Plan is effective as of January 1, 2007. The Plan is intended to provide certain employees with supplemental retirement income and to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide termination of employment and related benefits taxable pursuant to Section 451 of the Internal Revenue Code of 1986, as amended (the Code). The Plan is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA).

This amended and restated Plan is intended to bring the Previous Plan into compliance with the provisions of §409A of the Internal Revenue Code, as amended, and all notices, rulings and regulations issued or applicable with respect to §409A. Except as may be otherwise specifically provided herein, nothing in this amended and restated Plan shall be interpreted or construed to enhance an existing benefit or right under the Previous Plan, or add a new benefit or right to the Previous Plan. To the extent that any provision of this Plan would constitute a "material modification" (within the meaning of §409A) of the Previous Plan, such provision shall, except as specifically provided herein, be deemed ineffective, and the remainder of the Plan shall be construed in such a manner that no existing benefit or right under the Previous Plan is enhanced , and no new benefit or right is added to the Previous Plan.

ARTICLE I - DEFINITIONS

1.1       "Account" means the balance credited to a Participant's or Beneficiary's Plan account, including contributions, interest, income, gains, and losses (to the extent realized as determined by the Employer, in its discretion) credited thereto. A Participant's or Beneficiary's Account shall be determined as of the date of reference.

1.2       "Beneficiary" means any person or persons so designated in accordance with the provisions of Article VII.

1.3       "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.4       "Compensation" means the total current cash remuneration paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer).

1.5       "Disability" means a medically determinable physical or mental impairment of a Participant which renders the Participant unable to engage in any substantial gainful activity, and is expected to result in death, or expected to last for a continuous period of not less than 12 months. A Participant shall also be considered disabled if he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer. The disability of a Participant shall be determined by a physician chosen by the Employer.

1.6       "Effective Date" means the effective date of the Plan, which shall be January 1, 2007.

1.7       "Eligible Employee" means, for any Plan Year (or applicable portion thereof), a person employed by the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees and who is designated by the Employer to be an Eligible Employee under the Plan. By November 1 of each year, the Employer shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Employer determines that an individual first becomes an Eligible Employee during a Plan Year, the Employer shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.8       "Employer" means United Fire & Casualty Company and its successors and assigns unless otherwise herein provided, or any other corporation or business organization that, with the consent of United Fire & Casualty Company or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization that agrees, with the consent of United Fire & Casualty Company, to become a party to the Plan.

1.9       "Entry Date" with respect to an Eligible Employee means the first day of the pay period following the date on which the Eligible Employee elects to participate in the Plan. If an individual first becomes an Eligible Employee during a Plan Year, they must make an election to participate in the Plan as provided herein within thirty (30) days after they first become an Eligible Employee. Such deferral election shall apply only to services performed after the election is made.

1.10     "Participant" means any person so designated in accordance with the provisions of Article II, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.11     "Participant Enrollment and Election Form" means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.12	"Plan" means this United Fire & Casualty Company Nonqualified Deferred

Compensation Plan, as amended from time to time.

1.13     "Plan Year" means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

1.14     "Valuation Date" means the December 31 of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1        Requirements. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin. Participation in the Plan is voluntary. In order to participate, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals as provided in Article III.

2.2        Reemployment. If a Participant whose employment with the Employer is terminated is subsequently reemployed, he or she shall become a Participant again in accordance with the provisions of Section 2.1.

2.3        Change of Employment Category. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals hereunder.

ARTICLE III - DEFERRALS, CONTRIBUTIONS AND CREDITS

3.1        Compensation Deferrals. In accordance with rules established by the Employer, a Participant may elect to defer Compensation that is due to be earned and that would otherwise be paid to the Participant, in a lump sum or in any fixed periodic dollar amounts designated by the Participant. Amounts so deferred will be considered a Participant's "Compensation Deferrals." Ordinarily, a Participant shall make such an election with respect to a coming twelve (12) month Plan Year during the period beginning on the November 1 and ending on the December 31 of the prior Plan Year or during such other period established by the Employer.

Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of Performance-Based Compensation that is not yet payable to him or her at the time of the election. The Participant may, in accordance with regulations issued by the Treasury Department, reduce or revoke his or her payroll deduction Compensation Deferral amount as of, and by written notice delivered to the Employer at least thirty (30) days prior to, the beginning of any regular payroll period, with such reduction being first effective for Compensation to be earned in that payroll period. Once made, a Compensation Deferral payroll deduction election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form provided by the Employer. Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Account of the deferring Participant.

3.2        Performance-Based Compensation Deferrals. As used in this Plan, "Performance-Based Compensation" shall have the meaning set forth in Section 409A(a)(4)(B)(iii) of the Internal Revenue Code, as amended. In the case of any Performance-Based Compensation based on services performed over a period of at least 12 months, a Participant shall make an election to defer some or all of such Performance-Based Compensation with respect to a coming twelve (12) month Plan Year during the period beginning on November 1 and ending on the latest of the following dates: a) December 31 of the prior Plan Year; or, b) to the extent it would not be considered a material modification of the Previous Plan, no later than six (6) months before the end of the coming twelve (12) month Plan Year; or c) during such other period established by the Employer.

3.3        Contributions and Credits to Accounts. There shall be established and maintained by the Employer a separate Plan Account in the name of each Participant which shall be credited or debited with: (a) amounts equal to the Participant's Compensation Deferrals, (b) amounts equal to the Participant's Performance-Based Compensation Deferrals, (c) an amount of interest each Plan Year beginning in the first Plan Year of the Participant's participation and ending the Plan Year prior to the Plan Year in which the Participant terminates employment equal to a percentage to be determined by the Company's Chief Executive Officer from time to time, and (d) any income, gains, or losses (to the extent realized, based upon fair market value of the Account's assets, as determined by the Employer, in its discretion) attributable or allocable to (a), (b) and (c). The Employer shall have the discretion to allocate such income, gains, or losses among Plan Accounts pursuant to such allocation rules as the Employer deems to be reasonable and administratively practicable.

ARTICLE IV - ALLOCATION OF FUNDS

4.1        Allocation of Earnings or Losses on Accounts. The Participant's Plan Account will be credited or debited with income, gains or losses as follows: As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Employer), since the preceding Valuation Date shall be allocated among all Participants' Accounts in accordance with the ratio that the portion of the Account of each Participant bears to the aggregate of all Participant Accounts.

4.2        Accounting for Distributions. As of the date of any distribution hereunder, the distribution to a Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant's Account.

4.3        Separate Accounts. A separate account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with subaccounts, if appropriate, to show separately the earnings and losses credited or debited to such Account.

4.4        Interim Valuations. If it is determined by the Employer that the value of the Participant Accounts as of any date on which distributions are to be made differs materially from the value of the Participant Accounts on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant Accounts so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

ARTICLE V - ENTITLEMENT TO BENEFITS

5.1        Employment Termination Benefit. Employer agrees that it shall pay each Participant the Employment Termination Benefit, Disability Benefit or Death Benefit described in Article VI below, upon the Participant's retirement, death or Disability at the time, and in the form and manner hereafter provided. The Employer will withhold from payments under this Plan any monies necessary to comply with federal or state employment and income tax withholding regulations. At the time of payment to the Participant or the Participant’s designated beneficiary hereunder, the Participant or the Participant’s designated beneficiary shall cease to have any further claim or interest under this Plan. Any payments due under this Plan will be paid by the Employer from its general assets.

5.2        Reemployment of Recipient. If a Participant receiving an Employment Termination Benefit or Disability Benefit as provided in Article VI is reemployed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible to receive such benefits, at which time such distributions shall re-commence, subject to the limitations and conditions contained in this Plan.

ARTICLE VI --- DISTRIBUTION OF BENEFITS

6.1        Employment Termination Benefit. Upon a Participant's termination of employment with the Employer, and in accordance with the method of payment provided under Section 6.4, the Participant shall receive an Employment Termination Benefit equal to a percentage of the entire value of the Participant's Account based on the number of years the Participant has been employed by the Employer according to the following schedule:

Years of Employment	Percentage

Less than 5 years	40%
At least 5 years	70%
At least 10 years	100%

Notwithstanding the foregoing, the applicable percentage for a Participant who terminates employment after reaching age 59½ shall be 100%. Under the Previous Plan, if a Participant terminated employment with the Employer for any reason prior to reaching age 59 ½, all retirement benefits under the Plan were forfeited. The above schedule modifies the forfeiture of such benefits based on the Employee’s years of employment with Employer. In accordance with Treas. Reg. §1.409A-6(a)(4), the Employer acknowledges and agrees that this change is specifically subject to Section 409A of the Code, but nothing else herein shall be deemed to make any of the benefits provided under the Previous Agreement subject to Section 409A.

6.2        Death Benefit. If a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant's Account shall be paid, as provided in Section 6.4, to the person or persons designated in accordance with Section 7.1, as though the Participant had terminated employment after 25 years of employment with Employer. Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant unless, to the extent allowed by this Plan and applicable law, the Beneficiary elects a more rapid form or schedule of distribution.

6.3        Disability Benefit. If a Participant becomes disabled before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant's Account shall be paid, as provided in Section 6.4, to the Participant, as though the Participant had terminated employment after 25 years of employment with Employer.

6.4	Method of Payment.

(a)	Cash Payments. All payments under the Plan shall be made in cash.

(b)       Timing and Manner of Payment. Unless otherwise elected by a Participant in accordance with subsection (c) below, if a Participant becomes entitled to receive an employment termination benefit, death benefit or disability benefit, such benefit shall be paid by the Employer to the Participant in equal monthly installments over a period of ten (10) years, commencing on the first day of the first month following the Employee’s termination of employment, death or disability. If an Employee dies before receiving their entire employment termination benefit or disability benefit, any unpaid installments of such benefits will continue to be paid to the Employee’s designated beneficiary in the same manner.

(c)       Changes to Timing and Manner of Payment. A Participant may change the timing of their distribution of any benefits under the Plan to delay the payment, provided that: 1) such election may not take effect until at least twelve (12) months after the election is made; 2) in the case of an election related to a payment that is not the result of the Participant's death or disability, the first payment for which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and 3) any election with respect to a distribution to be made at a specified time as specified under the Plan at the date of deferral of such compensation may not be made less than twelve (12) months prior to the date of the first scheduled payment. In no event may the timing or schedule of any benefits payable hereunder be accelerated except as may be provided in regulations issued by the Treasury Department.

(d)       If the whole or any part of any benefit under this Plan is to be paid in installments, the total to be so paid shall continue to be held by Employer pursuant to Section 4.1 under such procedures as the Employer may establish, in which case, subject to the limitations of Article VI, any income, gain, or loss attributable thereto (to the extent realized, as determined by the Employer, in its discretion) shall be reflected in the installment payments, in such equitable manner as the Employer shall determine. The actual amounts distributed to a Participant may be less than, equal to, or greater than the aggregate amount of the Participant's Compensation Deferrals and Performance-Based Compensation Deferrals. Notwithstanding any of the foregoing, with respect to any "Specified Employee", (i.e., a "key employee" as defined in Section 416(i) of the Internal Revenue Code, as amended, without regard to paragraph (5) thereof), a distribution of benefits hereunder may not be made before the date that is six (6) months after the date of separation from service, or if earlier, the date of death of such Specified Employee.

6.5        Payment of Benefit Upon Change in Control. If there is a change in the ownership or effective control of the Employer, or a change in the ownership of a substantial portion of the assets of the Employer, within the meaning of Section 409A of the Code and the regulations issued thereunder, all benefits under this Agreement shall immediately become one hundred percent (100%) vested and nonforfeitable. In such event, the Employer shall pay to the Employee an amount equal to Employee’s Retirement Benefit in the same manner as if the Employee had completed 25 years of employment with Employer as of the effective date of such change in control or ownership. Under the Previous Plan there was no provision for payment of benefits upon a change in control. In accordance with Treas. Reg. §1.409A-6(a)(4), the Employer acknowledges and agrees that the addition of this provision is specifically subject to Section 409A of the Code, but nothing else herein shall be deemed to make any of the benefits provided under the Previous Agreement subject to Section 409A.

ARTICLE VII - BENEFICIARIES; PARTICIPANT DATA

7.1        Designation of Beneficiaries. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the

Employer, and will be effective only when filed in writing with the Employer during the Participant's lifetime. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant's personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Employer deems to be appropriate.

7.2        Information to be Furnished by Participants and Beneficiaries, Inability to Locate Participants or Beneficiaries. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE VIII - ADMINISTRATION

8.1        Administrative Authority. Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation and administration of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

(a)

Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.

(b)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)	Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d)	Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts.

(e)

Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such third person shall have been notified of the revocation of such authority.

8.2        Uniformity of Discretionary Acts. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken that shall discriminate in favor of any particular person or group of persons.

8.3        Litigation. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.4        Payment of Administrative Expenses. All expenses incurred in the administration and operation of the Plan, including any taxes payable by the Employer in respect of the Plan, shall be paid by the Employer.

8.5        Claims Procedure. Any person claiming a benefit under the Plan (a Claimant) shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a)	The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

(b)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c)	An explanation of the Plan's claims review procedure.

The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Employer's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied or deemed to have been denied under the preceding sentence (or such Claimant's authorized representative) may, within sixty (60) days after the Claimant's receipt of notice of the denial or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Employer's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE IX - AMENDMENT

9.1        Right to Amend. The Employer, by written instrument executed by the Employer, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2        Amendments to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE X - TERMINATION

10. 1     Employer's Right to Terminate or Suspend Plan. The Employer reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to Plan accounts. The Employer also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.

10.2      Automatic Termination of Plan. The Plan automatically shall terminate upon the dissolution of the Employer or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

10.3      Suspension of Deferrals. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals and Employer contribution credits under Article III, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles V and VI.

10.4      Allocation and Distribution. This Section shall become operative upon a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, (i) no persons who were not previously Participants shall be eligible to become Participants, and (ii) the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination.

10.5      Successor to Employer. Any corporation or other business organization that is a successor to the Employer by reason of a consolidation, merger, or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger, or sale of assets, such new entity does not become a party to this Plan, as above provided, the Plan automatically shall be terminated, and the provisions of Section 10.4 shall become operative.

ARTICLE XI - MISCELLANEOUS

11.1      Limitations on Liability of Employer. Neither the establishment of the Plan or any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or any officer or employer thereof, except as provided by law or by any Plan provision. The Employer does not in any way guarantee any Participant's Account from loss or depreciation. In no event shall the Employer, or any successor, employee, officer, director, or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

11.2      Construction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the state of Iowa shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder. The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

11.3      Spendthrift Provision. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary; if applicable, the transfer of benefit rights from the Plan to another plan; or the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation. If any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Employer may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

IN WITNESS WHEREOF, the Employer has caused the Plan to be executed this 17th day of August, 2007.

UNITED FIRE & CASUALTY COMPANY

By: /s/ Randy A. Ramlo

Print Name: Randy A. Ramlo